Exhibit 99.1

SCANA Corporation Contacts:
Media Contact:	Investor Contacts:
Rhonda O’Banion	Bryant Potter	Iris Griffin
(800) 562-9308	(803) 217-6916	(803) 217-6642

SOUTH CAROLINA ELECTRIC & GAS COMPANY TO CEASE CONSTRUCTION AND WILL FILE PLAN OF ABANDONMENT OF THE NEW NUCLEAR PROJECT

SCANA REAFFIRMS EARNINGS GUIDANCE

Cayce, SC, July 31, 2017… South Carolina Electric & Gas Company (SCE&G), principal subsidiary of SCANA Corporation (SCANA) (NYSE:SCG), announced today that it will cease construction of the two new nuclear units (Units) at the V.C. Summer Nuclear Station in Jenkinsville, SC and will promptly file a petition with the Public Service Commission of South Carolina seeking approval of its abandonment plan. This decision was reached by SCE&G after considering the additional costs to complete the Units, the uncertainty regarding the availability of production tax credits for the project, the amount of anticipated guaranty settlement payments from Toshiba Corporation (Toshiba), and other matters associated with continuing construction, including the decision of the co-owner of the project, the South Carolina Public Service Authority (Santee Cooper), the state owned electric utility, to suspend construction of the project. Based on these factors, SCE&G concluded that it would not be in the best interest of its customers and other stakeholders to continue construction of the project.

Following the bankruptcy filing of Westinghouse Electric Company, LLC (WEC), SCE&G and Santee Cooper each began a comprehensive process of evaluating the most prudent path forward for the Units. The project owners worked with WEC and Fluor Corporation, as well as other technical and industry experts, to evaluate the project costs and schedules.

Based on this evaluation and analysis, SCE&G concluded that completion of both Units would be prohibitively expensive. According to SCE&G’s analysis, the additional cost to complete both Units beyond the amounts payable in connection with the engineering, procurement, and construction contract would materially exceed prior WEC estimates, as well as the anticipated guaranty settlement payments from Toshiba. Moreover, the Units would need to be online before January 1, 2021, to qualify for production tax credits, under current tax rules. SCE&G’s analysis concluded the Units could not be brought online until after this date.

SCE&G also considered the feasibility of completing the construction of Unit 2 and abandoning Unit 3 under the existing ownership structure and using natural gas generation to fulfill any remaining generation needs. This option provided a potentially achievable path forward that may have delivered SCE&G a similar megawatt capacity as its 55% interest in the two Units and provided a long-term hedge against carbon legislation/regulation and against gas price volatility. SCE&G had not reached a final decision regarding this alternative when Santee Cooper determined that it would be unwilling to proceed with continued construction of two Units or one Unit. Consequently, SCE&G determined that it is not in the best interest of customers and other stakeholders for it to continue construction of one Unit.

Based on this evaluation and analysis, and Santee Cooper’s decision, SCE&G has concluded that the only remaining prudent course of action will be to abandon the construction of both Unit 2 and Unit 3 under the terms of the Base Load Review Act (BLRA).

SCANA Chairman and CEO, Kevin Marsh, said “We arrived at this very difficult but necessary decision following months of evaluating the project from all perspectives to determine the most prudent path forward. Many factors outside our control have changed since inception of this project. Chief among them, the bankruptcy of our primary construction contractor, Westinghouse, eliminated the benefits of the fixed-price contract to our customers, investors, and other stakeholders. Ultimately, our project co-owner Santee Cooper’s decision to suspend construction made clear that proceeding on our own would not be economically feasible. Ceasing work on the project was our least desired option, but this is the right thing to do at this time.”

“Many of our employees have worked extremely hard over the years to build these new units. That’s one of the factors that makes this decision particularly difficult. We are deeply grateful for all their contributions and will do our best to support those affected by these changes. We also recognize the impact that our path forward will have on customers, communities, shareholders, and the nuclear industry as a whole.”

“Our belief in the benefits of nuclear generation -- not just for the state, but for the nation -- hasn’t changed. As we have been doing for more than 30 years, we will continue providing customers with a valuable low-cost, non-emitting source of generation through our operating nuclear unit at V.C. Summer.”

Normal construction activities at the site will cease immediately and efforts will be shifted toward an orderly transition of winding down and securing the project property. SCE&G plans to use the anticipated payments resulting from the settlement of Toshiba’s guaranty to mitigate cost impacts to SCE&G electric customers.

ABANDONMENT PROCEEDING

We intend to fully brief the Public Service Commission of South Carolina Tuesday, August 1, 2017 at 10:00 a.m. Eastern Time and thereafter initiate the abandonment proceeding. In accordance with the BLRA, we will seek an amortization of the project costs and a return at the weighted average cost of capital on the unamortized balance until fully recovered. We plan to use the anticipated proceeds from the Toshiba settlement and benefits derived from tax deductions to mitigate rate increases and lessen the impact on our customers for several years.

ANALYST CALL

SCANA will host a call for financial analysts at 4:00 p.m. Eastern Time on July 31, 2017, during which members of SCANA’s management team will discuss this decision and its impact on SCANA’s operations, financial statements, and growth strategy.

EARNINGS OUTLOOK

Based on 2016 GAAP earnings per share of $4.16, SCANA reaffirms its targeted average annual earnings per share growth rate range to be 2 to 4 percent over the next 3 to 5 years due to incremental electric margins attributable to abnormal weather in 2016.  Due to the significance of weather to SCE&G’s earnings and its unpredictability, SCANA is not able to provide 2017 GAAP earnings guidance.

For 2017, SCANA reaffirms its guidance for 2017 GAAP-Adjusted Weather-Normalized earnings per share of $4.15 to $4.35, with an internal target of $4.25 per share.

In addition to the GAAP basis long-term growth rate guidance above, SCANA reaffirms its targeted average annual growth rate for GAAP-Adjusted Weather-Normalized earnings per share to be 4 to 6 percent over the next 3 to 5 years based on 2016 GAAP-Adjusted Weather-Normalized earnings per share of $3.97. 2016 GAAP-Adjusted Weather-Normalized earnings per share reflect downward adjustments of 28 cents per share pre-tax and a tax effect of 9 cents per share for a net of tax 19 cents per share to normalize weather in the electric business.

SCANA's management believes that these non-GAAP earnings and earnings growth measures provide a meaningful representation of SCANA’s fundamental earnings power and can aid in performing period-over-period financial analysis and comparison with peer group data. In management's opinion, these non-GAAP measures serve as useful indicators of the financial results of the SCANA's primary businesses and as a basis for management's provision of earnings guidance and growth projections. In addition, management uses these non-GAAP measures in part in making budgetary and operational decisions, including determining eligibility for certain incentive compensation payments. These non-GAAP measures are not intended to replace the GAAP measures of earnings per share or average annual earnings per share growth rate, but are offered as supplements to those GAAP measures.

Factors and risks that could impact future earnings are discussed in the Company’s filings with the Securities and Exchange Commission and below under the Safe Harbor Statement.

CONFERENCE CALL DETAILS

Date and Time:    Monday, July 31, 2017, 4:00 p.m. Eastern Time

Call in Number:    U.S.            888-347-3258
Canada        855-669-9657
International     412-902-4279

Speakers:        Kevin Marsh        Chief Executive Officer- SCANA
Jimmy Addison    Chief Financial Officer – SCANA

Instructions:
The conference call will begin promptly at 4:00 p.m. Eastern Time. Participants should call in 10-15 minutes early so that operators have sufficient time to record your name and company affiliation prior to the call beginning. Participants who join the call late will be interrupted during the call by the operator to record their name and company affiliation. A replay of the conference call will be available approximately 2 hours after completion of the call through August 14, 2017. To access the replay, call 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (International) and enter the event code 10110861. A transcript of the call will be available on the Investors section of the Company’s website at www.scana.com.

Internet Access:
The press release, presentation materials and a live listen-only webcast of the conference call will be available on the Investors section of the website at www.scana.com. The webcast will begin Monday, July 31, 2017 at 4:00 p.m. Eastern Time. A replay of the conference call will also be available on the Company’s website through August 14, 2017.

PROFILE

SCANA Corporation, headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 718,000 electric customers in South Carolina and approximately 1.3 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company’s website at www.scana.com.

SCE&G is a regulated public utility engaged in the generation, transmission, distribution and sale of electricity to approximately 718,000 customers in South Carolina. The company also provides natural gas service to approximately 362,000 customers throughout the state. More information about SCE&G is available at www.sceg.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated construction and other expenditures.  In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements.  Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) uncertainties relating to the bankruptcy filing by the members of the Consortium building the New Units, including the effect of the anticipated rejection of the EPC Contract and the determination to cease construction of the New Units; (2) the ability of SCANA and its subsidiaries (the Company) to recover through rates the costs incurred upon the abandonment of the New Units; (3) the ability of the Company to recover amounts due from the Consortium or from Toshiba under its payment guaranty and related settlement agreement; (4) changes in tax laws and realization of tax benefits and credits, and the ability or inability to realize credits and deductions, particularly in light of the abandonment of construction of the New Units; (5) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (6) legislative and regulatory actions, particularly changes related to electric and gas services, rate regulation, regulations governing electric grid reliability and pipeline integrity, environmental regulations, the BLRA, and actions affecting the abandonment of the New Units; (7) current and future litigation; (8) the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity, and the effect of rating agency actions on the Company’s cost of and access to capital and sources of liquidity; (9) the ability of suppliers, both domestic and international, to timely provide the labor, secure processes, components, parts, tools, equipment and other supplies needed which may be highly specialized or in short supply, at agreed upon quality and prices, for our construction program, operations and maintenance; (10) the results of efforts to ensure the physical and cyber security of key assets and processes; (11) changes in the economy, especially in areas served by subsidiaries of SCANA; (12) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets; (13) the impact of conservation and demand side management efforts and/or technological advances on customer usage; (14) the loss of electricity sales to distributed generation, such as solar photovoltaic systems or energy storage systems; (15) growth opportunities for SCANA’s regulated and other subsidiaries; (16) the effects of weather, especially in areas where the generation and transmission facilities of SCANA and its subsidiaries are located and in areas served by SCANA’s subsidiaries; (17) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (18) payment and performance by counterparties and customers as contracted and when due; (19) the results of efforts to license, site, construct and finance facilities, and to receive related rate recovery, for electric generation and transmission; (20) the results of efforts to operate the Company's electric and gas systems and assets in accordance with acceptable performance standards, including the impact of additional distributed generation; (21) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (22) the availability of skilled, licensed and experienced human resources to properly manage, operate, and grow the Company’s businesses; (23) labor disputes; (24) performance of SCANA’s pension plan assets and the effect(s) of associated discount rates; (25) inflation or deflation; (26) changes in interest rates; (27) compliance with regulations; (28) natural disasters and man-made mishaps that directly affect our operations or the regulations governing them; and (29) the other risks and uncertainties described from time to time in the reports filed by SCANA or SCE&G with the SEC.

SCANA and SCE&G disclaim any obligation to update any forward-looking statements.

Capitalized terms not otherwise defined herein have the meanings as set forth in the Company’s most recent periodic report filed with the Securities and Exchange Commission.